Exhibit 99.2

BROOKS ANNOUNCES INTENTION TO SEPARATE INTO TWO INDEPENDENT PUBLICLY TRADED COMPANIES

Separation Will Create Focused, High-Growth Life Sciences and Automation Companies

Tax-Efficient Separation Expected to be Completed by End of Calendar Year 2021

CHELMSFORD, Mass., May 10, 2021 – Brooks Automation, Inc. (“Brooks”) (Nasdaq: BRKS) today announced its intention to separate its business into two independent, and publicly-traded companies.

The transaction is intended to be structured as a pro-rata distribution of shares to Brooks shareholders in a tax-efficient manner and will establish:

●	A pure-play life sciences company with market-leading sample-based solutions and genomics services. The company will be renamed before the separation is completed to reflect its strategic focus. This business generated revenue of $449 million in the twelve months ending March 31, 2021.
●	A highly innovative automation technology company with significant expertise in semiconductor manufacturing solutions and meaningful white space to expand into multi-market automation. The company will retain the Brooks Automation name, a testament to the legacy it has built over the years. This business generated revenue of $553 million for the last twelve months ending March 31, 2021.

“This is an exciting day for Brooks and represents a critical milestone in our long-term strategy for the company. Over the past decade, we have successfully built two strong businesses in life sciences and automation,” said Steve Schwartz, President and CEO of Brooks. “We are convinced the separation will better position each of them to extend their advantages in the markets they serve.”

“Today’s announcement is the result of a thorough strategic review conducted by the Board and the management team,” said Joseph R. Martin, Chairman of the Board of Brooks. “The creation of two independent companies, each with a distinct focus and a proven business model, is intended to drive continued momentum in both businesses and deliver shareholder value.”

Current Brooks CEO, Steve Schwartz will lead the standalone life sciences company; current Brooks CFO, Lindon Robertson, will serve as CFO. The company will be comprised of Brooks’ Life Sciences business.

Following the separation, Dave Jarzynka, current President of the Semiconductor Solutions Group business, will be named CEO of the new Brooks Automation; current Brooks Corporate Controller and Principal Accounting Officer, Dave Pietrantoni, will be named CFO. The company will be comprised of Brooks’ Semiconductor Solutions business, which includes the collaborative robotics and multi-market automation business acquired on April 29, 2021.

Compelling Strategic Rationale for a Separation

The life sciences and semiconductor businesses operate in distinct markets, with unique business opportunities and investment requirements. The Brooks Board and management believe the separation will result in material benefits to the standalone companies, including:

o	Enhanced strategic and operational focus
o	Simplified organizational structures and improved agility
o	Distinct and clear financial profiles with compelling investment cases
o	Aligned performance incentives
o	Strong balance sheets to support organic and inorganic investments

Separation Details

The transaction is planned to be a pro rata distribution of shares to Brooks shareholders in a tax-efficient manner. Brooks is targeting completion of the separation by the end of calendar year 2021. Completion of the separation is subject to customary market, regulatory, and other conditions. Further details on the separation will be included in future filings with the Securities and Exchange Commission. The separation will not require a shareholder vote. There can be no assurance regarding the form and timing of the separation or its completion.

Evercore is serving as financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Brooks.

Conference Call and Investor Presentation Today

The Company will host a conference call and live webcast to discuss the announcement today, in conjunction with the previously scheduled Q2 Earnings Call, at 4:30 p.m. Eastern Time. To participate in the conference call, please dial 800-913-8744 for domestic callers and +1-212-271-4615 for international callers.

Analysts, investors and members of the media can access the live webcast via the Brooks website at https://brooks.investorroom.com/events. A replay will be available beginning at 8:30 a.m. ET on May 11, 2021.

About Brooks Automation, Inc.

Brooks (Nasdaq: BRKS) is a leading provider of life science sample-based solutions and semiconductor manufacturing solutions worldwide. With over 40 years as a partner to the semiconductor manufacturing industry, Brooks is a provider of industry-leading precision vacuum robotics, integrated automation systems and contamination control solutions to the world's leading semiconductor chip makers and equipment manufacturers. The Company's Life Sciences business provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry's top pharmaceutical, biotech, academic and healthcare institutions globally. Brooks Life Sciences’ GENEWIZ division is a leading provider of gene sequencing and gene synthesis services. Brooks is headquartered in

Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.

"Safe Harbor Statement" under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include but are not limited to statements about the ability to affect the separation of Brooks’ Life Sciences and Semiconductor Solutions Group businesses and the projected performance of the standalone companies. Factors that could cause results to differ from our expectations include the following: the impact of the COVID-19 global pandemic on the markets we serve; uncertainties in global political and economic conditions, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q.

INVESTOR CONTACTS:
Sara Silverman
Director, Investor Relations
Brooks Automation
978.262.2635
sara.silverman@brooks.com

Sherry Dinsmore
Brooks Automation
978.262.4301
sherry.dinsmore@brooks.com

SOURCE Brooks Automation